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                                                                    EXHIBIT 12.1


PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES

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
                                                                                          Year ended December 31
                                                Six months ended -----------------------------------------------------------------
Dollars in thousands                               June 30, 1998    1997          1996         1995         1994         1993
----------------------------------------------- ---------------- ------------- ------------ ------------ ------------ ------------
EARNINGS
Income before taxes and cumulative effect of
   changes in accounting principles                    $831,073   $1,618,599    $1,527,551     $627,012   $1,209,916   $1,140,487
Fixed charges excluding interest on deposits            657,104    1,171,648     1,096,893    1,487,279    1,104,573      704,228
                                                    ------------ ------------ ------------- ------------ ------------ ------------
   Subtotal                                           1,488,177    2,790,247     2,624,444    2,114,291    2,314,489    1,844,715
Interest on deposits                                    723,846    1,456,587     1,428,771    1,551,816    1,159,242    1,005,658
                                                    ------------ ------------ ------------- ------------ ------------ ------------
   Total                                             $2,212,023   $4,246,834    $4,053,215   $3,666,107   $3,473,731   $2,850,373
                                                    ============ ============ ============= ============ ============ ============

FIXED CHARGES
Interest on borrowed funds                             $612,336   $1,098,365    $1,064,847   $1,455,069   $1,070,565     $676,319
Interest component of rentals                            17,223       29,312        29,839       31,283       32,247       26,491
Amortization of borrowed funds                              438          833           816          927        1,761        1,418
Distributions on capital securities                      27,107       43,138         1,391
                                                    ------------ ------------- ------------ ------------ ------------ ------------
   Subtotal                                             657,104    1,171,648     1,096,893    1,487,279    1,104,573      704,228
Interest on deposits                                    723,846    1,456,587     1,428,771    1,551,816    1,159,242    1,005,658
                                                    ------------ ------------- ------------ ------------ ------------ ------------
   Total                                             $1,380,950   $2,628,235    $2,525,664   $3,039,095   $2,263,815   $1,709,886
                                                    ------------ ------------- ------------ ------------ ------------ ------------

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                             2.26x        2.38x         2.39x        1.42x        2.10x        2.62x
Including interest on deposits                             1.60         1.62          1.60         1.21         1.53         1.67
=================================================== ============ ============= ============ ============ ============ ============
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